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                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE  13d-2(b)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)(1)

                              Winmark Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  032681 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 032681 10 8                13G                     Page 2 of 5 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

         K. Jeffrey Dahlberg
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        USA
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       563,046
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     563,046
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        563,046
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

            See Exhibit A                                                   [X]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        9.4%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

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CUSIP No.   032681 10 8                 13G                    Page 3 of 5 Pages
--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

         Winmark Corporation
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

         4200 Dahlberg Drive, Minneapolis, MN   55422
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

         K. Jeffrey Dahlberg
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

         1040 High Lake View, Colorado Springs, CO   80906
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

USA
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

         Common Stock, no par value
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

         032681 10 8
--------------------------------------------------------------------------------
 Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 032681 10 8              13G                     Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a)  Amount beneficially owned:
                           563,046

          ----------------------------------------------------------------------
     (b) Percent of class:

                  9.4%
          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:     563,046
                                                         -----------------------
          (ii)  Shared power to vote or to direct the vote:  0
                                                           --------------------

          (iii) Sole power to dispose or to direct the disposition of: 563,046
                                                                      ----------

          (iv)  Shared power to dispose or to direct the disposition of:   0
                                                                        --------
--------------------------------------------------------------------------------
 Item 5.  Ownership of Five Percent or Less of a Class.

         N/A
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
         N/A
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
--------------------------------------------------------------------------------
Item 8.  Identification and Classification  of Members of the Group.
         N/A
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         N/A
--------------------------------------------------------------------------------
Item 10.  Certifications.


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."




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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005                         /s/ K. Jeffrey Dahlberg
                                            ------------------------------------
                                                     K. JEFFREY DAHLBERG





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                                    EXHIBIT A




This information is provided for informational purposes only. These securities are not included on page 2, item 11.

        Entity                                      Number of shares
        ------                                      ----------------
        Trust for the benefit of Reporting              225,000
        Person's children. The Reporting
        Person's spouse is the sole trustee.




The reporting person is not a trustee of such trust and disclaims beneficial ownership of these shares.